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                                                                    EXHIBIT 10.1

                              MANAGEMENT AGREEMENT

      THIS MANAGEMENT AGREEMENT (the "Agreement") is made as of the _____ day of ___________, 2005 by and between Ensource Reserves Management LLC, a Delaware limited liability company ("Reserves"), and Ensource Energy Company LLC, a Delaware limited liability company ("Manager").

                                    RECITALS:

      WHEREAS, subject to the terms hereof, Reserves desires to engage Manager, and Manager desires to be engaged, to (i) manage Reserves' assets and Business,
(ii) provide or cause to be provided the reports and other information described herein relating Reserves' assets and Business, and (iii) provide the other services described herein.

      NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a "Party" and together, the "Parties") agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 1.1 or otherwise throughout this Agreement regardless of whether such terms appear before or after the place where they are defined.

      "Acquisition" means any acquisition by Reserves of (i) all or substantially all of the interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise); (ii) any acquisition or series of acquisitions during any Fiscal Year of the interests in any companies or businesses (whether by a purchase of assets, purchase of stock, merger or otherwise), even if such acquisition or series of acquisitions involves less than substantially all of such interests, that involves the payment of consideration with a total value in excess of $25,000,000; or (iii) any Properties acquired after the date of this Agreement.

      "Agreement" means this Agreement, as it may be amended from time to time.

      "Affiliate" means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person.

      "Base NPI" means an amount calculated as (a) the sum of net revenues received from the sale of Hydrocarbons produced from or attributable to the Properties pursuant to third-party marketing agreements, less (b) the sum of (i) severance and ad valorem taxes attributable to the Properties, (ii) direct operating expenditures attributable to the Properties and (iii) Reserves G&A.

      "Base NPI Net Proceeds" means the net proceeds of the Base NPI earned during the quarter in respect of which the determination is being made.

      "Board" means the Board of Directors of EEP.

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      "Business" means the oil and gas exploration, development, production, marketing, sale or other disposition of Hydrocarbons produced from or attributable to the Properties, in each case as now or hereafter conducted after the date hereof.

      "Business Day" means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of Texas.

      "Confidential Information" means all information furnished to Manager or its representatives by or on behalf of Reserves or created or developed by Manager or its representatives relating to the Business, Properties or assets of Reserves (irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Manager or its representatives containing or based in whole or in part on any such furnished information.

      "Divestiture" means the transfer, sale, lease, farmout, exchange, abandonment or other disposition (or related series of such transactions) of all or any portion of the Properties.

      "EEP" means Ensource Energy Partners LP.

      "Fiscal Year" means the fiscal year of Reserves for US GAAP purposes.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "Hydrocarbons" means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or extracted therefrom, together with all other minerals produced in association with these substances.

      "LLC Agreement" means the Limited Liability Company Agreement of Ensource Reserves Management LLC dated as of ____________, 2005, as amended from time to time.

      "LP Agreement" means the Amended and Restated Agreement of Limited Partnership of Ensource Energy Partners LP dated as of ____________, 2005, as amended from time to time.

      "Manager" has the meaning set forth in the above preamble.

      "Management Incentive Fee" means an amount calculated as a percentage of Base NPI Net Proceeds as determined from the following table:

                  - 2.0% of Base NPI Net Proceeds of up to an including $25 million, plus

                  - 1.75% of Base NPI Net Proceeds in excess of $25 million and up to and including $50 million, plus

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                  -     1.0% of Base NPI Net Proceeds in excess of $50 million.

      "Material Decisions" has the meaning provided in Section 3.2.

      "Permits" means licenses, permits, variances, exemptions, orders, franchises, approvals and other authorizations of or from any Governmental Authority.

      "Person" means any individual, corporation, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Proceedings" means all proceedings, actions, claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.

      "Properties" means the oil and gas properties now owned or hereafter acquired by Reserves, including oil and gas leases, mineral interests, royalty interests, overriding royalty interests, pipelines, flow lines, gathering lines, gathering systems, compressors, dehydration units, separators, meters, injection facilities, salt water disposal wells and facilities, plants, wells, downhole and surface equipment, fixtures, improvements, easements, rights-of-way, surface leases, licenses, permits and other surface rights, and other real or personal property appurtenant thereto or used in conjunction therewith.

      "Reserves G&A" means the general and administrative expenses incurred by or on behalf of Reserves in the operation of the Business, including any expenditures for legal, tax, accounting and other services provided by any Third Party, but excluding, (i) severance and ad valorem taxes attributable to the Properties and (ii) direct operating expenditures attributable to the Properties.

      "Services" means the services and items provided (or to be provided) by Manager pursuant to this Agreement.

      "Taxes" means any and all foreign, federal, state, local and municipal taxes, including ad valorem, property, gross receipts, sales, use, excise, transaction, import duties and charges, customs broker fees and other costs of importation, non-U.S. value-added taxes, other non-U.S. taxes or charges, or increases in any of the foregoing, now existing or otherwise applicable, on any item or service that is the subject of this Agreement, other than taxes (whether foreign, federal, state, local or municipal) based on net income, net worth, capital or profit.

      "Third Party" means any Person other than Manager or Reserves or any of their respective Affiliates.

      "US GAAP" means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

      1.2 Other Definitions. Any capitalized term used but not defined herein shall have the meaning given the term in the LLC Agreement. Words not otherwise defined herein (or by reference to the LLC Agreement) that have well-known and generally accepted technical or trade

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meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

      1.3 Construction. As used in this Agreement, unless expressly stated otherwise, references to "includes" and its derivatives mean "includes, but is not limited to," and corresponding derivative expressions. Unless otherwise specified, all references in this Agreement to "Sections" and "Exhibits" are references to the corresponding sections in and exhibits attached to this Agreement; all such exhibits are incorporated herein by reference.

                                   ARTICLE II
                                MANAGER SERVICES

      2.1 Services to be provided by Manager. For and in consideration of the Management Incentive Fee, Manager shall perform all management and administrative services as may be required by Reserves for the reasonable conduct of the Business as hereafter conducted, including the following:

            (a) General Administration and Management. Manager will provide, or will contract with a Third Party to provide, in accordance with the Annual Budget (or other express authorization(s) of the Board): (i) services relating to the sale of Hydrocarbons produced, saved and marketed from the Properties,
(ii) contract administration services in connection with the sale of such production, (iii) contract administration services regarding contracts and agreements of Reserves, and management supervision of contractors and vendors of Reserves, relating to the exploration, development, operation, maintenance and disposition of Reserves' assets, and (iv) management of the personnel needs, and administration of any employment and consulting contracts, for any employees and consultants of Reserves.

            (b) Land Administration Services. Manager shall provide (or, subject to the other terms of this Agreement, arrange to be provided) all lease, division order and other land administration services (collectively, "Land Administration Services"), including the following:

                  (i) Administering and maintaining leases and agreements
               relating to the Properties;

                  (ii) Maintaining and updating lease, ownership, contract and property records and databases relating to the Properties;

                  (iii) Maintaining and updating royalty payment and division order reports and databases;

                  (iv) Generating, verifying, and processing internal and
               external division orders and transfer orders required in the normal course of business;

                  (v) Identifying, paying and invoicing rentals, rights of way, shut-in payments and other payments required by the leases or other agreements relating to the Properties;

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                  (vi) Maintaining land, contract, division of interest, lease files and other files relating to the subject land administration functions; and

                  (vii) Performing such other reasonable and customary land
               administration services as Reserves deems necessary to administer or maintain the leases or agreements relating to the Properties.

            (c) Accounting Services. Manager shall provide (or, subject to the other terms of this Agreement, will contract with a Third Party to provide) financial, revenue and expense accounting services relating to the Business (collectively, "Accounting Services"), including the following:

                  (i) On or before forty-five (45) days after the end of every calendar month, Manager shall prepare a settlement statement for Reserves indicating all cash, checks or other proceeds received and expenses during the previous calendar month. All remittances shall be deposited into, and all expenses shall be paid from, the appropriate bank accounts of Reserves, as such bank account may be designated by Reserves from time to time.

                  (ii) Manager shall prepare and file on behalf of Reserves
               applicable reporting and filing requirements of Governmental Authorities;

                  (iii) Manager shall perform expenditure accounting functions relating to the Properties, including arranging Reserves' payment of invoices;

                  (iv) Within forty-five (45) days after the end of each month,
               Manager shall prepare a hedging report showing Reserves' hedging positions as of the last day of such month, and forecasting the projected amount of production that is hedged for the three-year period following the date of such report; and

                  (v) To the extent Reserves hires any employees, Manager shall perform, or cause to be performed, all payroll and employment benefit requirements with respect to any of Reserves' employees.

            (d) Risk Management. Manager, subject to the other terms of this Agreement, shall arrange for the benefit of Reserves insurance coverage with respect to the Properties in accordance with Reserves' risk management policies as established from time to time by the Board or as required by Reserves' contractual obligations.

            (e) Bonding. Manager, subject to the other terms of this Agreement, shall arrange for Reserves' production tax withholding, plugging and abandonment and surface restoration bonds, letters of credit or other surety required under applicable law or under specified contracts to which Reserves is bound with respect to the Properties.

            (f) Engineering. Manager, subject to the other terms of this Agreement, will provide engineering support relating to the Properties, including reserve evaluations and production forecasting, monitoring of allowables, monitoring of well profitability, preparation and review of, and making of recommendations and elections with respect to, proposals for

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drilling, completion, workovers or other operations with respect to the
Properties and recommendation of opportunities for enhancement of existing Hydrocarbon production. Other than for specific Acquisitions, the Manager will provide an internal engineering report on the Properties by October 1st of each Fiscal Year and will deliver an engineering report prepared by a third party acceptable to the Board and Reserves' senior lenders, if any, by March 1st of each Fiscal Year.

            (g) Exploration; Acquisitions and Divestitures. Manager will make recommendations to Reserves with respect to the exploration and development of the Properties and recommendations for Acquisitions and Divestitures, including the following:

                  (i) Geological and Geophysical. Manager will provide, or
               arrange for a Third Party to provide, services relating to the acquisition, processing and interpretation of seismic data (whether internally or externally) and evaluation of internally and externally developed prospect proposals and review of logs, isopach maps and structure maps;

                  (ii) Prospect Generation; Exploration and Development
               Proposals. Manager will provide services relating to the generation of internal, and evaluation of outside, proposals for the exploration and development of the Properties, including proposals for exploration, development or other operations received from other working interest owners under applicable joint operating agreements, or recommendations to propose exploration, development or other operations to other working interest owners under applicable joint operating agreements;

                  (iii) Acquisitions. Manager will make recommendations to the
               Board with respect to potential Acquisitions;

                  (iv) Divestitures. Manager will make recommendations to the
               Board relating to proposed Divestitures, including recommendations with respect to Divestiture of underperforming or non-core Properties.

            (h) Purchasing. Manager, subject to the other terms of this Agreement, shall arrange for the procurement of equipment, supplies and other goods and services reasonably necessary for the efficient day to day operation of the Business.

            (i) Compliance. Manager shall provide (or, subject to the other terms of this Agreement, arrange to be provided) services relating to regulatory compliance, including arranging the application for, maintenance of and compliance with all required Permits with respect to the Properties or the Business; preparation and filing of all applications, reports, notices and other regulatory filings or reports required by any Governmental Authority; and participation in hearings and other administrative Proceedings on behalf of Reserves.

            (j) Reporting to Reserves. Manager shall prepare and submit (or, subject to the other terms of this Agreement, arrange to be provided) to the Board the following information and reports:

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                  (i) Annual Budget and Operating Plan. On or before each
               December 15th during the term of this Agreement with respect to the next, entire Fiscal Year (e.g., on or before December 15, 2005, with respect to the next entire Fiscal Year commencing on January 1, 2006), Manager will prepare for the consideration and adoption of the Board a proposed annual operating, capital expenditure, maintenance and acquisition budget, and shall from time to time propose such amendments thereof as the Manager deems necessary and appropriate (collectively, the "Annual Budget"). Such Annual Budget shall set forth on a monthly basis the estimated receipts and expenditures (capital, operating and other) of Reserves in sufficient detail to provide an estimate of net income, taxable income, cash flow, capital proceeds and other financial requirements of Reserves for such year. The general and administrative expense estimates of such Annual Budget will be provided separately and broken out in detail in a line item format. Each Annual Budget shall also include such other information or other matters reasonably necessary in order to enable the Board to make an informed decision with respect to approval of such Annual Budget. Following any calendar quarter, the Manager may propose changes to any Annual Budget (or any line item therein) previously submitted to the Board, and the Board will consider any such proposed changes at its next scheduled meeting.

                  (ii) Quarterly Production Reports. Within 30 days after the end of each calendar quarter, Manager will provide the Board with a production report containing a summary of production from or attributable to the Properties and a summary of operations on the Properties, together with a summary of any significant issues, including an analysis of any material variations from the Annual Budget.

                  (iii) Quarterly Financial Statements. Within 30 days after the end of each calendar quarter, Manager will provide the Board with a balance sheet, income statement and cash statement for the current month and year-to-date setting forth the actual results for the periods presented together with a comparison to the respective amounts in the Annual Budget. Except as the Manager and the Board may otherwise agree, such financial statements shall be prepared in accordance with US GAAP other than footnotes and subject to year-end audit adjustments, and shall contain a detailed narrative description of variances to the Annual Budget. Such financial statements shall also include an analysis of Reserves' outstanding debt and a calculation of all financial ratios required or relevant under the terms of such debt documents.

                  (iv) Quarterly Capital Investment Reports. Within 30 days
               after the end of each calendar quarter, Manager will provide the Board with a report describing in reasonable detail the progress of all drilling, completion, reworking, secondary, tertiary or other recovery technique and other capital investment activities conducted during such quarter with respect to the Properties, including a statement of the cost of wells completed or abandoned and an explanation of the abandonment of any well abandoned during such

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               month, and a forecast of expected capital investment activities during the next three (3) months. Such report will contain an analysis of material variations from the Annual Budget and an analysis of the performance of such capital investments over time as is reasonably necessary for the understanding of the financial and operating performance of Reserves.

                  (v) Audited Financial Statements. Manager will cause to be prepared and will furnish to the Board within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2005), an [audited] balance sheet, audited income statement and audited statement of cash flows, all prepared in accordance with US GAAP, together with an audit opinion from a nationally recognized accounting firm that, to the extent reasonably within the Manager's control, is unqualified; and such report and opinion shall also include, on an audited basis (to the extent the same can be practicably obtained from the auditor) or on an unaudited basis (to the extent the same cannot be practicably obtained from the auditor), a statement of changes in the member's equity in Reserves.

                  (vi) Forecasted Distributions. Within 45 days after the end of each calendar quarter, Manager will furnish a forecast of the net cash flow and the NPI proceeds payable by Reserves to the Fund for the remainder of the Fiscal Year.

                  (vii) Income Tax Returns. The Manager shall use its best
               efforts to cause to be prepared federal and required state income tax returns to be filed by Reserves within 75 days after the end of a Fiscal Year. Contemporaneously with filing by Reserves, Manager shall distribute copies of such returns and Schedule K-1 (or similar state schedule) to EEP.

                  (viii) Other reports. The Manager shall provide the Board with copies of (i) all material reports delivered to Reserves and (ii) all material information related to any pending or, to the knowledge of Manager, threatened Proceedings, insurance or required permits, together with such other reports and information relating to the Business or the Services as the Board may reasonably request, to the extent such information is in the possession of Manager or can be readily obtained by Manager without undue effort or unreimbursed expense.

                  (ix) Meetings. At each meeting of the Board, Manager will
               provide information relevant to (a) any Material Decision, together with Manager's recommendation with respect thereto and reasons therefor, and a summary of actions taken pursuant to Material Decisions since the preceding meeting of the Board, (b) any material Proceedings that are pending or, to the knowledge of Manager, threatened against Reserves or in connection with the Properties or the Business and (c) any other material developments with respect to the Properties or the Business.

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            (k) Maintenance of Books and Records. Manager shall maintain the books and records of Reserves. Manager agrees to retain all such books and records in accordance with all reasonable records retention policies that may from time to time be adopted by Reserves.

            (l) Other. Manager will perform such other functions as are usually and customarily performed by an oil and gas exploration and production company not heretofore enumerated in this Article II.

      2.2 Affect on LLC Agreement. Nothing in this Agreement shall be deemed to modify the LLC Agreement, affect any of EEP's obligations under the LLC Agreement, or affect the standard to which EEP is held in performing its obligations under the LLC Agreement. In connection with the performance of this Agreement, Manager shall not take any action that would be prohibited or would otherwise require the approval of the Board under the LLC Agreement.

      2.3 Reserves Information. It is contemplated that during the term of this Agreement, (a) Reserves will be required to provide certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement, and (b) one or more of the officers or individual members of Manager would also be an officer of EEP or a member of the Board, and would be involved in collecting or providing to Manager certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement. However, if there is a time during the term of this Agreement when none of the officers or individual members of Manager are officers of Reserves, or a member of the Board, then, for such period, Manager shall be permitted to rely on any information or data provided by Reserves to Manager in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that Manager has actual knowledge that such information or data is inaccurate or incomplete.

                                  ARTICLE III
                           MATTERS RESERVED TO COMPANY

      3.1 Execution of Contracts. Manager is an independent contractor of Reserves. Subject to the other terms and provisions of this Agreement, Manager may enter into subcontracts with service providers in connection with the performance of its obligations hereunder. Manager is authorized hereunder to execute contracts, assignments, certificates, applications, authorizations, regulatory filings or any other documents or instruments in Reserves' name.

      3.2 Further Restrictions. Manager shall not undertake any of the following actions (each a "Material Decision") with respect to the Properties or the Business without the prior approval of the Board:

            (a) Entering into any contract, or incurring any other expense or liability, for which Manager will seek reimbursement or payment from Reserves (or arranging for any contract or agreement to be entered into by Reserves), (i) with a term of greater than 36 months that is not included in, and even if within the Annual Budget within the economic parameters so reflected in, such Annual Budget or other express authority granted Manager by the Board, or (ii)

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involves the incurrence of an obligation or liability by (or for the expense of)
Reserves in excess of, individually, $1,000,000, or, in the aggregate, $5,000,000, unless otherwise previously approved by the Board or permitted in the LP Agreement (and such $5,000,000 amount shall be in the aggregate, taking into account all other contracts, expenses or liabilities not otherwise expressly approved by the Board or in the Annual Budget). Any expenses or liabilities incurred by Manager in violation of this Agreement shall be incurred at Manager's sole risk and liability.

            (b) Any other actions or restrictions identified or imposed, from time to time, by the Board.

                                   ARTICLE IV
                                STANDARD OF CARE

      4.1 Standard of Care. Manager shall perform the Services in a good, safe and workmanlike manner, with due diligence and dispatch, in accordance with good business practice and in compliance with applicable laws, regulations, contracts, leases, orders, security instruments and other agreements to which Reserves is a party or by which Reserves or any of its Properties are bound; but in no event shall it have any liability as Manager to Reserves for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

      4.2 Procurement of Goods and Services. To the extent that Manager arranges contracts with Third Parties for goods and services in connection with the operation of the Properties, Manager shall use commercially reasonable efforts
(i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished; and (ii) to obtain from such Third Parties such customary best warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

      4.3 Protection from Liens. Manager shall not permit any liens, encumbrances or charges upon any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the Board.

      4.4 Commingling of Assets. Manager shall separately maintain and not commingle the assets of Reserves with those of Manager.

      4.5 Insurance. Manager shall obtain and maintain during the term of this Agreement, from insurers who are reliable and acceptable to Reserves and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager, insurance coverages in the types and minimum limits set forth on Exhibit A attached hereto. Manager agrees to provide the Board with certificates of insurance evidencing such insurance coverage and, upon request of the Board, shall furnish copies of such policies. Except with respect to workers' compensation coverage, the policies shall name Reserves as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Reserves. The policies shall provide that they will not be cancelled or reduced without giving Reserves at least 10 days' prior written notice of such cancellation or reduction.

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      4.6 Intellectual Property Rights. If Manager uses intellectual property owned by Third Parties in the performance of the Services, Manager shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.

                                   ARTICLE V
                 MANAGER'S COMPENSATION; CONTINUING OBLIGATIONS

      5.1 Management Incentive Fee; Continuing Obligations. On the first Business Day of the second calendar month following each calendar quarter during the term hereof commencing on _______, 2005, Reserves shall pay Manager, in cash, the Management Incentive Fee as a fee for Services rendered hereunder; provided, however, that a Management Incentive Fee shall neither be deemed earned, nor shall it be payable, in respect of any calendar quarter during the term of this Agreement if Ensource Energy Income Fund LP has not declared paid (or declared and set aside for payment) in respect of such calendar quarter a cash distribution payable to its common unitholders in an amount of not less than $0.50 per common unit (excluding amounts in respect of common unit arrearages and subject to appropriate adjustment for any split, combination or similar transaction in respect of the common units).

      5.2 Other Expenditures. Manager's general and administrative costs and similar overhead costs that are incurred by Manager in performing Services hereunder shall be charged to Reserves without mark-up, interest or other profit to Manager.

      5.3 Cash Advances. On or before the 15th day of each calendar month, Manager may elect to receive a cash advance from Reserves to cover the estimated costs of Manager in the following month with respect to the performance of Services. In the event actual expenditures are less than the amount advanced by Reserves, Manager shall apply any excess advance to the following month's estimated expenditures. If the actual expenditures are more than the amount advanced by Reserves, Manager shall include (and Reserves shall advance) any excess expenses on the following month's estimated expenditures.

      5.4 No Set-Off. All payments, including the Management Incentive Fee earned and payable in accordance this Agreement, shall be made without deduction whether on account of set-off or otherwise.

      5.5 Taxes. Reserves shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained pursuant to this Agreement, including the Services, except for Taxes (whether foreign, federal, state, local or municipal taxes) imposed on the net income, net worth, capital or profits of Manager.

                                   ARTICLE VI
                          INDEMNIFICATION; LIMITATIONS

      6.1 Indemnification by Manager.

            (a) Employees, Agents and Representatives of Manager. Manager hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS Reserves and EEP and their respective officers, managers, members, directors, employees, agents and Affiliates (collectively,

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the "Reserves Indemnitees") from any and all threatened or actual claims, demands, causes of action, suits, proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys' fees and court costs (collectively, "Liabilities"), sustained by, incurred by, arising in favor of or asserted by any employees, agents and representatives of Manager, or any contractors or subcontractors of Manager, in any way relating to the performance of Services hereunder (including any claims for personal injury, property loss or damage, bodily injury, illness or death).

            (b) Manager's own Property. Manager hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS each member of Reserves Indemnitees from any and all Liabilities sustained or incurred by Manager with respect to any damage to or loss of Manager's property, whether real, personal or mixed property, in any way relating to the performance of Services hereunder.

            (c) Other Reserves and Third Party Claims. In addition to the indemnities in Section 6.1(a) and Section 6.1(b), Manager hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS each of the Reserves Indemnitees from any and all Liabilities sustained or incurred by any of Reserves Indemnitees or asserted against any of Reserves Indemnitees by Third Parties, in any way relating to the performance of Services, to the extent, and only to the extent, such Liabilities are finally judicially determined not to be the result of (i) the gross negligence or willful misconduct of Reserves or such Reserves Indemnitee or (ii) the breach of this Agreement.

      6.2 Indemnification by Reserves.

            (a) Employees, Agents and Representatives of Reserves. Reserves hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS Manager and its respective officers, managers, members, employees, agents and Affiliates (collectively, the "Manager Indemnitees") from any and all Liabilities sustained by, incurred by, arising in favor of or asserted by any employees, agents and representatives of Reserves, in any way relating to the performance of Services hereunder (including any claims for personal injury, property loss or damage, bodily injury, illness or death); provided, however, that for purposes hereof, "employees, agents and representatives of Reserves" shall not include Manager, any employees, agents or representatives of Manager or any other member of the Manager Indemnitees.

            (b) Other Third Party Claims. Subject to the provisions and indemnities set forth in Sections 6.1, Reserves hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS Manager Indemnitees from any and all Liabilities sustained or incurred by or asserted against the Manager Indemnitees by Third Parties (other than by Affiliates of Manager Indemnitees) in connection with the performance of Services, to the extent, and only to the extent that, such Liabilities are finally judicially determined to result from (i) the gross negligence or willful misconduct of Reserves or (ii) the breach of this Agreement.

      6.3 Negligence; Strict Liability. THE RELEASE, DEFENSE AND INDEMNITY OBLIGATIONS IN SECTIONS 6.1 AND SECTION 6.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF

DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL IN NO WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH RELEASE, DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE `EXPRESS NEGLIGENCE RULE' TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS SECTION HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANOTHER PARTY.

      6.4 Limitations of Liability.

            (a) MANAGER SHALL NOT BE LIABLE OR RESPONSIBLE HEREUNDER FOR BREACH OF WARRANTY OR STANDARD OF PERFORMANCE WITH RESPECT TO THE PROVISION OF SERVICES, OR ACCOUNTABLE IN DAMAGES OF ANY KIND TO RESERVES WITH RESPECT
THERETO: (I) FOR ANY ACT, OR OMISSION PERFORMED OR OMITTED BY MANAGER IN GOOD FAITH AND IN A MANNER REASONABLY BELIEVED BY MANAGER TO BE WITHIN THE SCOPE OF THIS AGREEMENT AND IN THE BEST INTERESTS OF RESERVES, OR (II) FOR A FAILURE OR INABILITY TO ACT IN RENDERING THE SERVICES DUE SOLELY TO A FAILURE OR NON-PERFORMANCE BY RESERVES; PROVIDED, HOWEVER, THAT SUCH DAMAGES IN SUBSECTIONS
(I) OR (II) DO NOT ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MANAGER OR FROM A BREACH OF THIS AGREEMENT BY MANAGER.

            (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, THE AGGREGATE LIABILITY OF MANAGER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE PERFORMANCE OR NON-PERFORMANCE THEREOF, WHETHER BASED ON CONTRACT, INDEMNITY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT OF THE MANAGEMENT INCENTIVE FEES PAID TO MANAGER DURING THE PREVIOUS TWELVE (12) MONTH; PROVIDED, HOWEVER, THAT THIS LIMITATION OF LIABILITY SHALL NOT APPLY (A) TO THE EXTENT ATTRIBUTABLE TO MANAGER'S (OR ANY OF MANAGER INDEMNITEES') FRAUD OR INTENTIONAL MISCONDUCT, OR
(B) WITH RESPECT TO THE INDEMNITIES PROVIDED IN SECTION 6.1.

      6.5 Limitations of Damages and Waiver of Damages. IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, NO PARTY AND NONE OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, PARTNERS OR REPRESENTATIVES SHALL BE LIABLE FOR ANY CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE OF THE NON-BREACHING PARTY, INCLUDING LOSS OF REVENUES, COST OF CAPITAL, LOSS OF GOODWILL, INCREASED OPERATING COSTS, DELAY COSTS OR ANY OTHER SPECIAL OR PUNITIVE DAMAGES OF THE NON-BREACHING PARTY. THE PARTIES FURTHER AGREE THAT

THE WAIVERS AND DISCLAIMERS OF LIABILITY, RELEASES FROM LIABILITY AND LIMITATIONS ON LIABILITY EXPRESSED IN THIS AGREEMENT SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT, AND SHALL APPLY WHETHER CLAIMS ARISE IN CONTRACT, EQUITY, TORT OR OTHERWISE, EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE, INCLUDING SOLE NEGLIGENCE, STRICT LIABILITY OR BREACH OF THE PARTY RELEASED OR WHOSE LIABILITIES ARE LIMITED.

      6.6 No Warranties or Guarantees. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR GUARANTEES TO THE OTHER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, THE SERVICES OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND THE PARTIES DISCLAIM AND WAIVE ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY APPLICABLE LAW, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      6.7 Anti-Indemnity. IN THE EVENT THIS AGREEMENT IS SUBJECT TO THE INDEMNITY LIMITATIONS IN CHAPTER 127 OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE (OR ANY SUCCESSOR STATUTE), AND SO LONG AS SUCH LIMITATIONS ARE IN FORCE DURING THE TERM OF THIS AGREEMENT, EACH PARTY COVENANTS AND AGREES TO SUPPORT THE MUTUAL INDEMNITY AND RELEASE OBLIGATIONS CONTAINED IN SECTION 6.1 AND
SECTION 6.2, BY CARRYING DURING THE TERM OF THIS AGREEMENT NOT LESS THAN THE MINIMUM LIMITS AND TYPES OF INSURANCE (OR QUALIFIED SELF-INSURANCE) SPECIFIED IN
SECTION 4.5; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL REQUIRE RESERVES TO OBTAIN OR MAINTAIN WORKERS COMPENSATION OR SIMILAR INSURANCE TO THE EXTENT RESERVES HAS NO EMPLOYEES.

      6.8 Survival. The provisions of this Article VI shall survive the termination of this Agreement.

                                   ARTICLE VII
                                 CONFIDENTIALITY

      Manager shall maintain the confidentiality of all Confidential Information with respect to Reserves, the Business and the Properties; provided, however, that Manager may disclose such Confidential Information (i) in any judicial or alternative dispute resolution Proceeding to resolve disputes between Reserves and Manager arising hereunder; (ii) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement to which Reserves is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, Manager shall, if so advised by counsel, seek a protective order or other relief to prevent or reduce the scope of such disclosure; and (iii) to Reserves' existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom Reserves may enter into contractual relationships, to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that Manager shall require such Third Parties to agree to maintain the confidentiality of the Confidential Information so disclosed; and (iv) if authorized by the Board. Manager acknowledges that the Confidential Information is being furnished to Manager for the sole and exclusive purpose of enabling it to perform the Services, and the Confidential Information may not be used by it for any other purpose. The provisions of this
Article VII shall survive the termination of this Agreement.

                                  ARTICLE VIII
                              TERM AND TERMINATION

      8.1 Term.

            (a) Unless sooner terminated in accordance with the provisions of
Section 8.1(b), this Agreement shall remain in force and effect for an initial term ending on December 31, 2010 (the "Initial Term"), and shall continue on a year-to-year basis after that unless terminated by either Party by written notice delivered to the other Party at least 60 days prior to the end of the Initial Term or any such year, as the case may be.

            (b) Notwithstanding anything stated herein to the contrary, this Agreement may be terminated at any time prior to the expiration of the Initial Term, or, as the case may be, prior to the expiration of any applicable annual term thereafter, upon any of the following:

                  (i) upon mutual agreement of the Parties; or

                  (ii) By Reserves at its election upon the occurrence of any of the following:

                        (A) Manager's gross negligence or willful misconduct in
                  the performance of the Services; or

                        (B) Manager's material breach of this Agreement, if such
                  (I) breach is not remedied within 60 days after Manager's receipt of Reserves' written notice thereof, or such longer period as is reasonably required to cure such breach, provided that Manager commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach and
                  (II) such breach is continuing at the time notice of termination is delivered to Manager; or

                        (C) the conviction of Manager or any chairman,
                  vice-chairman, president, chief executive officer, chief operating officer, chief financial officer, senior vice president or other senior executive officer of Manager of any felony; or

                        (D) Manager's undertaking of material activities with
                  respect to the Properties or the Business that are not authorized by the Board or Manager's disregard of the Board's lawful written instructions which undertaking or disregard continues unabated for 30 days after Manager's receipt of written notice thereof from the Board and is continuing at the time notice of termination is delivered to Manager; or

                        (E) the sale of all or substantially all of the
                  Properties, either in a single transaction or series of transactions, or a winding-up of the Business; or

                        (F) Reserves' receipt of written notice from the
                  majority in interest of the ownership of EEP in the event cash distributions paid by Ensource Energy Income Fund LP to both common and any subordinated unitholders are less than $0.50 per unit per calendar quarter for 8 successive calendar quarters (subject to appropriate adjustment for any split, combination or similar transaction in respect of the common or subordinated units); or

                  (iii) By Manager at its election upon:

                        (A) Reserves' material breach of this Agreement, if (I)
                  such breach is not remedied within 60 days after the Board's receipt of Manager's written notice thereof, or such longer period as is reasonably required to cure such breach, provided that Reserves commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach and
                  (II) such breach is continuing at the time notice of termination is delivered to Reserves;

                        (B) EEP ceasing to own any member interests in Reserves;
                  or

                        (C) Manager ceasing to own any ownership interests in
                  EEP.

      8.2 Post-Termination Transition. Upon termination of this Agreement, Manager will:

            (a) provide to a successor Manager designated by EEP all original files and records in Manager's possession or under Manager's control relating to the Properties or the Services rendered by Manager hereunder, excluding, however, employee records (provided that Manager may retain a duplicate of files and records furnished to such successor Manager);

            (b) to the extent assignable, assign to EEP or its designee all permits and licenses, if any, held by Manager on behalf of Reserves that are necessary or desirable for the continued operation of the Properties in the manner in which they were operated upon termination of this Agreement;

            (c) cooperate with EEP's transfer of the management of the Properties in the manner provided under this Agreement and execute such instruments and take such further action as EEP may reasonably request to transfer the same; and

            (d) at EEP's request, provide transition services for up to 90 days after termination of this Agreement in order to facilitate the transfer of operations of the Properties to a new operator designated by Reserves; provided, however, that during such transition period, Reserves shall continue to pay Manager the Management Incentive Fee, prorated to the number of days of transition services provided by Manager and continue to reimburse Manager, as provided in Section 5.3, for costs and expenses incurred by Manager in connection with transition services.

                                   ARTICLE IX
                       AUDIT RIGHTS AND DISPUTE RESOLUTION

      9.1 Audit Rights. At any time during the term of this Agreement, the Board shall have the right to review and, at Reserves' expense, to copy the books and records maintained by Manager relating to the Properties. In addition, to the extent necessary to verify the performance by Manager of its obligations under this Agreement, the Board shall have the right, at Reserves' expense, to audit, examine and make copies of or extracts from the books and records of Manager (the "Audit Right"). The Board may exercise the Audit Right through such auditors as the Board may determine in its sole discretion. The Board shall (i) exercise the Audit Right only upon reasonable notice to Manager and (ii) use reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to Manager.

      9.2 Dispute Resolution. The Parties shall use the dispute resolution procedures set forth in Exhibit B to resolve in good faith any dispute, controversy or claim related to this Agreement, including any dispute over the payment of indemnification pursuant to the provisions of Article VI.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

      10.1 Notices. All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. registered or certified mail, return receipt requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) on the date of delivery if delivered personally or by facsimile, (ii) on the third Business Day following the date of mailing if mailed by U.S. registered or certified mail, return receipt requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

            If to RESERVES:

            Ensource Reserves Management LLC
            7500 San Felipe, Suite 440
            Houston, Texas 77063
            Telephone: 713-659-1794
            Fax: 713-659-1799

            If to MANAGER:

            Ensource Energy Company LLC
            7500 San Felipe, Suite 440
            Houston, Texas 77063

            Attn: President
            Telephone: 713-659-1794
            Fax: 713-659-1799

or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

      10.2 Governing Law. This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Texas.

      10.3 Attorneys' Fees and Expenses. In any action brought by a Party to enforce the obligations of the other Party, the prevailing Party shall be entitled to collect from the opposing Party to such action such Party's reasonable litigation costs and attorneys' fees and expenses (including court costs, reasonable fees of accountants and experts and other expenses incidental to the litigation).

      10.4 Entire Agreement. This Agreement is the entire Agreement of the Parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof, and this Agreement supersedes and replaces any such prior agreements, representations or warranties.

      10.5 Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by both of the Parties, and shall not be construed against either Party on the basis of that Party's role in drafting this Agreement.

      10.6 Further Assurances. In connection with this Agreement, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement.

      10.7 Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

      10.8 No Third Party Beneficiaries. Nothing in this Agreement (except as provided in Article VI) shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.

      10.9 Relationship of the Parties. Except as provided in Section 3.1, nothing in this Agreement shall be construed to create a partnership or joint venture, nor to authorize either Party to act as agent for or representative of the other Party. Except as provided in Section 3.1, each Party shall be deemed an independent contractor and neither Party shall act as, or hold itself out as acting as, agent for any other Party.

      10.10 No Waiver. A Party to this Agreement may decide not to require, or fail to require, full or timely performance of any obligation arising under this Agreement. The decision not to require, or failure of a Party to require, full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing or other defense of any nature to any obligation arising hereunder.

      10.11 Amendments. This Agreement may be amended or modified only in a writing signed by both Parties that specifically references this Agreement.

      10.12 Time of the Essence. Time is of the essence with respect to each obligation arising under this Agreement.

      10.13 Unenforceability. In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

      10.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but a single agreement.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly adopted by them as of the date set forth above.

                                    "MANAGER"

                                    ENSOURCE ENERGY COMPANY LLC

                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________
                                    Date:_______________________________________

                                    "RESERVES"

                                    ENSOURCE RESERVES MANAGEMENT LLC

                                        By: Ensource Energy Partners LP

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________
                                            Date:_______________________________

                                    EXHIBIT A

                               MANAGER'S INSURANCE

      Manager shall at all times, during the term of this Agreement, procure and maintain with responsible insurance companies, the following minimum types and coverages of insurance, and shall name as an additional insured (other than with respect to worker's compensation insurance) Reserves, together with a full waiver of subrogation against Reserves with respect thereto:

1. Workers Compensation Insurance and Employers Liability Insurance in compliance with all applicable federal and state laws where Reserves operates.

2. Onshore Property Physical Damage Insurance - replacement cost insurance with $7,500 deductible per occurrence. Like kind and quality.

3. Directors and Officers Liability Insurance with aggregate limit of $10 million, Employment Practices claims deductible of $75,000, Securities Claims deductible of $150,000, all other claims deductible of $150,000.

4. Comprehensive General Liability Insurance with combined single limit of not less than $1 million per occurrence, $2 million in the aggregate and $50,000 deductible. This policy shall be endorsed to provide coverage for: explosion, collapse and underground damage hazards to property of others contractual liability, disposal well operations, Louisiana pollutant and pollutions examples, maritime operations and products and completed operations.

                                    EXH-A-1

                                    EXHIBIT B

                               DISPUTE RESOLUTION

1. Mediation. Either Party may initiate non-binding mediation by sending notice in writing to the other Party identifying the issues in dispute and requesting that they be resolved through mediation and proposing a neutral mediator. The Party receiving the request for mediation shall have 7 business days after receipt of the request to accept or reject the mediation request and to respond to the initiating Party's suggestion of a mediator.

2. Binding Arbitration.

      (a) Any dispute arising out of or relating to this Agreement, including claims sounding in contract, tort, statutory or otherwise (a "Dispute"), shall be settled exclusively and finally by arbitration in accordance with this EXHIBIT B.

      (b) Such arbitration shall be governed by and conducted pursuant to the Federal Arbitration Act (including case law), except as expressly provided otherwise in this Agreement. The making, validity, construction and interpretation of this EXHIBIT B, and all procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitrators. Except as modified by this Agreement the arbitration shall be conducted in accordance with the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law of arbitration, by the Commercial Arbitration Rules of the American Arbitration Association (collectively, the "Rules").

      (c) The arbitrators shall permit discovery and rule on matters of confidentiality as they determine is appropriate in the circumstances.

      (d) All arbitration proceedings hereunder shall be conducted in Houston, Texas or such other location as the parties to such Dispute shall mutually agree.

      (e) All arbitration proceedings hereunder shall be before a panel of 3 arbitrators consisting of individuals (which can include lawyers), having at least 10 years of experience in or relating to the oil and gas industry. Within 30 days of the notice of initiation of the arbitration procedure, each Party shall select 1 arbitrator. If either Party shall fail to select an arbitrator within the required time, the other Party (that has selected an arbitrator) shall select 2 arbitrators. The 2 arbitrators so selected shall select a third arbitrator, failing agreement on which, the third arbitrator shall be selected in accordance with the Rules.

      (f) In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction).

      (e) The arbitrators shall conduct an initial hearing as soon as reasonably practicable but in no event later than 60 days after appointment of the third arbitrator, and render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable but in no event later than 15 days after the final hearing.

                                    EXH-B-1

      (g) Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.

      (h) The Parties shall request that final decision of the arbitrators be in writing, set forth the reasons for such final decision, and if the arbitrators award monetary damages to a party, contain a certification by the arbitrators that they have not included any consequential, incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the arbitrators to likewise maintain such matters in confidence.

      (i) The fees and expenses of the arbitrators shall be borne equally by the parties, but the decision of the arbitrators may include such award of the arbitrators' expenses and of other costs.

      (j) The decision and award of the arbitrators shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

                                    EXH-B-2